Exhibit 3.1

                                STATE OF DELAWARE

                          CERTIFICATE OF INCORPORATION

                                       OF

                           LOCAL FINANCIAL CORPORATION


        Local Financial Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        Article 1. Corporate Title. The name of the corporation is Local Financial Corporation (the "Corporation").

        Article 2. Duration. The duration of the Corporation is perpetual.

        Article 3. Purpose. The purpose or purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        Article 4. Capital Stock. The total number of shares of all classes of the capital stock which the Corporation has authority to issue is three thousand (3,000), of which two thousand (2,000) shall be common stock, par value $.01 per share, and one thousand (1,000) shall be serial preferred stock, par value $.01 per share. The shares may be issued by the Corporation from time to time as approved by its board of directors without the approval of its stockholders. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be cash, labor or services actually performed for the corporation, personal property, real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the board of directors of the Corporation, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as stock dividend shall be deemed to be the consideration for their issuance.

        Nothing contained in this Article 4 (or in any resolution or resolutions adopted by the board of directors pursuant hereto) shall entitle the holders of any class of series of capital stock to vote as a separate class or series or to more than one vote per share with no cumulative voting in the election of directors; provided, however, that this restriction on voting separately by class or series shall not apply to any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Article 4 (or in any resolution or resolutions adopted by the board of directors pursuant hereto). An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving Corporation in a merger or consolidation for the Corporation, shall not be considered to be such an adverse change.

        A description of the different classes and series of the Corporation's capital stock and a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each class of and series of capital stock are as follows:

               A. Common Stock. Except as provided in this Article 4 (or in any resolution or resolutions adopted by the board of directors pursuant hereto), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

               Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the board of directors.

               In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts to which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

               B. Serial Preferred Stock. Except as provided in this Article 4, the board of directors of the Corporation is authorized by resolution or resolutions from time to time adopted and by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to provide for the issuance of serial preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of any of the following:

                       (1) the distinctive serial designation and the number of
               shares constituting such series;

                       (2) the dividend rates or the amount of dividends to be
               paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

                       (3) the voting powers, full or limited, if any, of shares
               of such series;

                       (4) whether the shares of such series shall be redeemable
               and, if so, the price or prices at which, and the terms and conditions on which such shares may be redeemed;

                       (5) the amount or amounts payable upon the shares of such
               series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                       (6) whether the shares of such series shall be entitled
               to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

                       (7) whether the shares of such series shall be
               convertible into, or exchangeable for, shares of any other class of classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                       (8) the price or other consideration for which the shares
               of such series shall be issued; and

                       (9) whether the shares of such series which are redeemed
               or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock. Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

        Article 5. Preemptive Rights . Holders of the capital stock of the Corporation shall not be entitled to preemptive rights with respect to any shares or other securities of the Corporation which may be issued.

        Article 6. Directors. The Corporation shall be under the direction of a board of directors. The board of directors shall consist of not less than three directors nor more than fifteen directors. The number of directors within this range shall be as stated in the Corporation's bylaws, as may be amended from time to time. The board of directors shall divide the directors into three classes and, when the number of directors is changed, shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, that the directors in each class shall be as nearly equal in number as possible; provided, further, that no decrease in the number of directors shall affect the term of any director then in office. The terms, classifications, qualifications and election of the board of directors and the filling of vacancies thereon shall be as provided herein and in the Corporation's bylaws.

        Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified. Elections of directors need not be by written ballot unless so required by the board of directors in its discretion.

        Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office until the next annual meeting of stockholders and until such director's successor shall have been elected and qualified.

        No director may be removed except for cause and then only by an affirmative vote of at least a majority of the total votes eligible to be voted by stockholders at a duly constituted meeting of stockholders called for such purpose. At last 30 days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting. The term "cause" shall mean (i) conduct as a director of the Corporation or any subsidiary involving willful material misconduct, breach of material fiduciary duty involving personal profit, or gross negligence as to material duties or (ii) conduct, whether or not as a director of the Corporation or any subsidiary, involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under Federal or state law.

        No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware for approval of an unlawful dividend or an unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

        Article 7. Bylaws. The board of directors or the stockholders may from time to time amend the bylaws of the Corporation. Such action by the board of directors shall require the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose. Such action by the stockholders shall require the affirmative vote of at least a majority of the total votes eligible to be voted at a duly constituted meeting of stockholders called for such purpose.

        Article 8. Special Meetings. Special meetings of stockholders may be called at any time but only by the chairman of the board or the president of the Corporation, by an affirmative vote of a majority of the directors then in office at a duly constituted meeting of the board of directors of the Corporation called for such purpose, or by the president of the Corporation upon the written request of the holders of at least a majority of the shares of any class of capital stock then outstanding.

        Article 9. Registered Office. The street address of the Corporation's registered office in the State of Delaware if 1209 Orange Street, City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

        Article 10. Amendment of Certificate of Incorporation. Except as set forth in this Article 10 or as otherwise specifically required by law, no amendment of any provision of this Certificate of Incorporation shall be made unless such amendment has been first proposed by the board of directors of the Corporation upon the affirmative vote of at least a majority of the directors then in office at a duly constituted meeting of the board of directors called for such purpose and thereafter approved by the stockholders of the Corporation by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting.

        Article 11. Incorporator. The name and address of the incorporator are as follows:

                Daniel H. Burd      Suite 700
                                    1220-19th Street, N.W.
                                    Washington, D.C. 20036

        Article 12. Initial Directors. The number of directors constituting the initial board of directors of the Corporation is three, and the names and addresses of the persons who are to serve as directors until their successors are elected and qualified, together with the classes of directorships to which such persons have been assigned, are:


      Name                          Address                    Class & Term
      ----                          -------                    ------------
Miles C. Collier            3610 N.W. 63rd Street                III-1995
                            Oklahoma City, OK 73126

Bruce S. Sherman            3610 N.W. 63rd Street                II-1994
                            Oklahoma City, OK 73126

Robert J. Irvin             3610 N.W. 63rd Street                 I-1993
                            Oklahoma City, OK 73126


        I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of September, 1992.




                                            /s/ Daniel H. Burd
                                            -------------------------------
                                            Daniel H. Burd
                                            Incorporator